Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the following Registration Statements:

(1) Registration Statement (Form S-3 Nos. 333-70111, 333-30394, 333-68828, 333-62434, 333-126058, 333-179846, 333-185626, 333-189355 and 333-202320) of SL Green Realty Corp. and in the related Prospectuses,

(2) Registration Statement (Form S-8 Nos. 333-61555, 333-87485, 333-89964, 333-127014, 333-143721 and 333-189362) pertaining to the Stock Option and Incentive Plans of SL Green Realty Corp., and

(3) Registration Statement Form S-8 (No. 333-148973) pertaining to the 2008 Employee Stock Purchase Plan of SL Green Realty Corp.;

of our report dated October 30, 2015, with respect to the statement of revenues and certain expenses of 11 Madison Avenue Owner LLC for the year ended December 31, 2014, included in this Current Report on Form 8-K/A.

/s/ Ernst & Young LLP

New York, New York

October 30, 2015